Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) by and between KBW, Inc. (the “Company”) and Andrew M. Senchak (the “Executive”), dated as of February 1, 2010.

WHEREAS, the Company is desirous of continuing to employ the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.   Employment Period.  Subject to earlier termination in accordance with the provisions of Section 3 hereof, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on February 1, 2010 (the “Effective Date”) and ending on the third anniversary thereof; provided, however, that beginning on the first anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date, such period shall be automatically extended by an additional one (1) year beyond the end of the then-current period,  unless, at least thirty (30) days before such first anniversary of the Effective Date, or thirty (30) days before any such subsequent anniversary of the Effective Date, the Company or the Executive shall have given notice to the other party that it or he does not desire to extend the period of this Agreement, in which case, the period of employment hereunder shall terminate as of the third anniversary of the Effective Date, or the end of the then-current term, as applicable (the period of employment hereunder, including any extensions, in accordance with this Section 1, if applicable, collectively, the “Employment Period”).

2.   Terms of Employment.

(a)   Position and Duties.  (i)  During the Employment Period, the Executive shall serve as Vice Chairman and President of the Company, with such duties and responsibilities as are commensurate and consistent with such title and position, report directly and exclusively to the Chief Executive Officer of the Company and perform his services at the headquarters of the Company in New York, New York.  In addition, the Company shall nominate the Executive for election and re-election to the Board of Directors of the Company (the “Board of Directors”) as and when the Executive’s term expires while the Executive remains employed under this Agreement.

(ii)   During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)   Compensation  (i)  Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than the Executive’s annual base salary as in effect immediately prior to the Effective Date, in accordance with the Company’s normal payroll policies.  The Executive’s Annual Base Salary shall be reviewed for increase (but not decrease) at least annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii)   Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company or portion of a fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s Annual Incentive Plan, or the Company’s 2009 Incentive Compensation Plan, or any successor plan, in each case, as in effect from time to time, and the terms and conditions established by the Compensation Committee.  “Annual Bonus” for any given fiscal year shall mean the amount, if any, of annual bonus earned by the Executive with respect to the applicable fiscal year of the Company, including amounts deferred and/or paid in the form of equity compensation.   Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless (x) it is administratively impracticable to make such payment by such time and such impracticability was unforeseeable at the commencement of such fiscal year and such payment is made as soon as administratively practicable, and/or (y) the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.

(iii)   Other Benefits.  During the Employment Period:  (A) the Executive shall be entitled to participate in incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as provided generally to similarly situated executives of the Company; and (B) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive benefits under, welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as provided generally to similarly situated executives of the Company.

(iv)   Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies.

(v)   Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments and with secretarial and support staff, no less favorable than that provided similarly situated executives of the Company.

(vi)   Indemnification; Directors’ and Officers’ Liability Insurance.  The Company shall indemnify the Executive for actions taken by the Executive as an officer, director, employee or agent of the Company and its affiliated companies to the fullest extent permitted by law, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director or agent, or is no longer employed by the Company, and shall inure in all cases to the benefit of his heirs, executors and/or administrators.  The Company will promptly advance to the Executive expenses incurred or to be incurred by him, including without limitation reasonable attorneys’ fees, to defend any indemnification-eligible proceeding prior to its final disposition, after receipt by the Company of a written request from the Executive for such advance, together with documentation reasonably acceptable to the Board or the Company, subject to an undertaking by the Executive to pay back any advanced amounts for which it is determined that the Executive was not entitled to indemnification (provided, however, that the burden of production and persuasion in asserting and demonstrating that the Executive is not entitled to indemnification shall be upon the Company); provided, however, that the Company may decline to advance expenses to the Executive in connection with any claim or proceeding (other than a shareholder derivative action) between the Executive and the Company or its affiliated companies.  If the Executive has any knowledge of any actual action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive shall give the Company prompt written notice thereof.  The Company shall be entitled to assume the defense of any such proceeding, and the Executive shall reasonably cooperate with such defense (provided, however, that the Executive shall also have the right to engage his own counsel in any such proceeding, and the reasonable fees and expenses of such counsel shall be borne by the Company as provided hereunder).  The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or any affiliates or subsidiaries thereof, as to which the Executive shall have concluded, based upon written advice of legal counsel of the Executive, a copy of which is provided to the Company, that there may be a conflict of interest between the Company (or any subsidiary or affiliate thereof) and the Executive in the conduct of the defense of any such action, suit or proceeding.  During and after the Employment Term (but for at least until all applicable statutes of limitations have expired against the Executive) the Company shall cover the Executive under its directors’ and officers’ liability insurance policy to the extent it covers its other officers and directors (provided that such coverage shall not be less in amount and scope than that amount and scope maintained by the Company immediately prior to the date hereof, unless the maintenance of such amount or scope of such coverage, as the case may be, is not available on commercially reasonable terms).  The Company shall not be liable to indemnify the Executive hereunder for any amounts paid in settlement of any action or claim effected without its consent.  Neither the Company, nor any subsidiary or affiliate of the Company, shall settle any action or claim in any manner which would impose any penalty or limitation on the Executive for which the Executive is not entitled to indemnification hereunder without the Executive's prior express written consent.  Neither the Company (nor its subsidiaries or affiliates), nor the Executive, shall unreasonably withhold or delay consent to any proposed settlement.

3.   Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)   Cause.  The Company may terminate the Executive’s employment during the Employment Period either with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)   the willful and continued failure substantially to perform the Executive’s duties pursuant to this Agreement (other than as a result of physical or mental illness or injury), after the Chief Executive Officer of the Company delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties; or

(ii)   gross misconduct by the Executive that is willful and results in material and demonstrable damage to the business or reputation of the Company; or

(iii)   conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause pursuant to subparagraph (i) or (ii) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors at a meeting of the

Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)   Good Reason.  The Executive’s employment may be terminated by the Executive with or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean in the absence of the prior written consent of the Executive:

(i)   the failure of the Company to nominate the Executive for election and re-election to the Board of Directors, or the assignment to the Executive of any duties inconsistent in any respect with the Executive’s job description, or any change to the Executive’s reporting obligations set forth in Section 2(a)(i), or any other action by the Company that results in a diminution in the Executive’s position, titles, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

(ii)   any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)   any requirement by the Company that the Executive’s services be rendered primarily at a location or locations other than the location set forth in this Agreement;

(iv)   any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)   any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

The Executive’s mental or physical incapacity or expiration of the Employment Period following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments or benefits provided hereunder upon a termination of employment for Good Reason.

(d)   Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 12(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the

Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)   Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.  Notwithstanding the foregoing, in no event shall the Date of Termination occur until and unless the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

4.   Obligations of the Company upon Termination.  (a)  Good Reason; Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company shall terminate the Executive’s employment, other than for Cause, or the Executive shall terminate employment for Good Reason, in each case, other than a termination due to the Executive’s death or Disability or expiration of the Employment Period pursuant to Section 1:

(i)   the Company shall pay to the Executive the aggregate of the following amounts in a lump sum in cash on the sixty-fifth (65th) day following the Date of Termination (except that any amount payable as described in the proviso of clause B of this Section 4(a)(i) shall not be payable earlier than the time specified in such clause):

A.   the sum of (1) the Executive’s Annual Base Salary, (2) any accrued vacation pay through the Date of Termination, (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been earned but not paid as of the Date of Termination, and (4) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (1) through (4), shall be hereinafter referred to as the “Accrued Obligations”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or Annual Bonus described in clause (1) or clause (3) above, then for all purposes of this Section 4 (including, without limitation, Sections 4(b) through 4(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (1) or clause (3), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and

B.   the product of (1) the highest Annual Bonus earned by the Executive for the last three full fiscal years of the Company ending prior to the year in which the Date of Termination occurs (including any amounts deferred or satisfied with equity award grants) (the “Highest Annual Bonus”) and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro-rata Bonus”); provided, however, that, for purposes of this Section 4(a) only, unless the Pro-rata Bonus is payable upon a Change in Control (as defined in the Incentive Plan), as determined by the Board of Directors or the Compensation Committee, (x) the Pro-rata Bonus shall only be payable if the performance goals applicable to the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs are attained; (y) if such performance goals are attained at less than the maximum level (if applicable), the amount payable under this clause B of Section 4(a)(i) shall not exceed the Annual Bonus otherwise payable at such level of attainment (pro-rated as described above in this clause B); and (z) such amount shall be payable when the Annual Bonus would otherwise be payable if such termination had not occurred; and

C.   an amount equal to three times the sum of (1) the Executive’s Annual Base Salary, (2) the Highest Annual Bonus and (3) the Company’s contribution on behalf of the Executive to the Company’s Profit Sharing Retirement Plan (or successor plan) for the plan year ending immediately prior to the plan year during which the Date of Termination occurs; and

(ii)   during the three-year period following the Date of Termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the applicable period hereinafter referred to as the “Benefit Continuation Period”), the Executive and/or the Executive’s family shall be provided with health care, life insurance and other benefits at least as favorable, and at the same cost to the Executive and/or the Executive’s family, as those that would have been provided to them under Section 2(b)(iii)(B) of this Agreement if the Executive's employment had continued until the end of the Benefit Continuation Period; provided, however, that the health care benefits shall be provided during the Benefit Continuation Period in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase by the Company of individual insurance coverage); provided, further, however, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 4(a)(ii) may be made secondary to those provided under such other plan.  The Company shall use its reasonable best efforts to ensure that, following the end of the Benefit Continuation Period, the Executive and the Executive’s spouse and eligible dependents shall be eligible to elect continued health coverage pursuant to Section 4980B of the Code or other applicable law, as if the Executive’s employment with the Company had terminated as of the end of such period.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the Company’s retiree welfare benefit plans, if any, the Executive shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period; and

(iii)   all stock options awarded to the Executive by the Company and outstanding on the Date of Termination shall be immediately 100% vested as of such Date of Termination, and the post-termination exercisability period shall be the longest period possible without making the options subject to Section 409A of the Code (but not in any event to exceed two (2) years following such Date of Termination); and

(iv)   to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans and agreements.

Notwithstanding the foregoing provisions of this Section 4(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be provided under this Section 4(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, or provided on the first business day after the date that is six months following the Executive’s Date of Termination, or, if earlier, on the date of the Executive’s death (the “Delayed Payment Date”).

(b)   Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  In addition, the Executive shall be entitled to the Pro-rata Bonus.  Accrued Obligations and the Pro-rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive’s death with respect to similarly situated executives of the Company and their beneficiaries.

(c)   Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits; provided that, for this purpose, the Company shall continue the Executive’s Annual Base Salary (less such amounts, if any, as the Executive receives under the Company’s short term disability plan) until such time as the Executive is eligible for benefits pursuant to the Company’s long term disability plan.  In addition, the Executive shall be entitled to the Pro-rata Bonus.  Accrued Obligations and the Pro-rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided that, in the event that the Executive is a Specified Employee, amounts and benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable or provided under this Section 4(c) during the six-month period immediately following the Date of Termination shall instead be paid or provided, with Interest, to the Executive on the Delayed Payment Date.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to similarly situated executives of the Company.

(d)   Cause; Other than for Good Reason.  If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits, in each case to the extent theretofore unpaid.  Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided that, in the event that the Executive is a Specified Employee, amounts and benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable or provided under this Section 4(d) during the six-month period immediately following the Date of Termination shall instead be paid or provided, with Interest, to the Executive on the Delayed Payment Date.

5.   Non-exclusivity of Rights.  Except as specifically provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.   Full Settlement.  The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 4(a)(ii), such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

7.   Modified Cutback.  In the event that any payments or benefits received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof or otherwise) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), and if the net-after-tax amount (taking into account all applicable taxes payable by the Executive, including without limitation any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, only to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be so reduced in the following order:  first against the latest scheduled cash payments (if necessary, to zero), then to current cash payments and benefits (if necessary, to zero) and then to non-cash payments and benefits.

8.   Release of Claims.  As a condition of receiving any payments or benefits for which he otherwise qualifies under Section 4(a), the Executive agrees to execute, deliver and not revoke, within sixty (60) days following the date of the Executive’s termination of employment, a separation agreement containing a general release of the Company and its subsidiaries and their respective affiliates and their respective employees, officers, directors, and owners, substantially in the form attached hereto as Exhibit A (modified as necessary to conform to then existing legal requirements), such release to be delivered, and to have become fully irrevocable, on or before the end of such sixty (60)-day period.  If such a general release described in the immediately preceding sentence has not been executed and delivered and become irrevocable on or before the end of such sixty (60)-day period, no amounts or benefits under Section 4(a) shall be or become payable.

9.   Restrictive Covenants.  (a)  Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)          Non-competition.  While employed by the Company and during the six-month period following the Executive’s termination of employment with the Company (the “Covenant Period”), the Executive shall not:

(i)   form, or acquire a five percent or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise (as defined below); or

(ii)   associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity:

A.   which is similar or substantially related to any activity in which the Executive was engaged, in whole or in part, at the Company,

B.   for which the Executive had direct or indirect managerial or supervisory responsibility at the Company, or

C.   which calls for the application of the same or similar specialized knowledge or skills as those utilized by the Executive in the Executive’s activities at the Company, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Company or the Competitive Enterprise.

For purposes of the Executive Covenants (as defined below), a “Competitive Enterprise” is a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in financial services such as investment banking, public or private finance, financial advisory services, private investing (for anyone other than the Executive and members of the Executive’s family), merchant banking, asset or hedge fund management, securities brokerage, securities sales, securities lending,  securities custody, securities clearance, securities settlement or securities trading, other than any enterprise that engages in, or owns or controls a significant interest in any entity that engages in, any of the foregoing lines of business which are engaged in by the Company and, as of the end of the then-most recently ended fiscal year of the Company such line of business constituted less than 10% of the total assets of the Company and provided less than 10% of the total revenues and net earnings of the Company for such fiscal year, in each case on a consolidated basis.  It is the intention of the parties to restrict the activities of the Executive under this Section 9(b) only to the extent necessary for the protection of the legitimate business interests of the Company and its affiliated companies.

(c)   Non-Solicitation of Clients.

(i)   The Executive hereby agrees that during the Covenant Period, the Executive will not, in any manner, directly or indirectly, (A) Solicit (as defined below) a Client (as defined below) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company and its affiliated companies or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or any of its affiliated companies and a Client.

(ii)   For purposes of this Section 9, the term “Solicit” means any direct or indirect communication of any kind whatsoever, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, provided, however, that such term shall not include a circumstance in which a person or an entity, wholly unsolicited by the Executive, desires that the Executive (or the Executive’s employer or any affiliate thereof) provide services to such person or entity.

(iii)   For purposes of this Section 9, the term “Client” means any client or prospective client of the Company and its affiliated companies to whom the Executive provided services, or for whom the Executive transacted or solicited business.

(d)   Nonsolicitation of Employees.  The Executive hereby agrees that while he is employed by the Company and during the twelve-month period following the Executive’s termination of employment with the Company, the Executive will not, in any manner, directly or indirectly, Solicit any person who is an employee of the Company or any of its affiliated companies (or was an employee of the Company or any of its affiliated companies at any time during the six-month period prior to any such solicitation) to resign from the Company or any of its affiliated companies or to apply for or accept employment with any Competitive Enterprise.  This Section 9(d) shall not prohibit any general employment solicitation that is not directed at employees of the Company or any of its affiliated companies.

(e)   Transfer of Client Relationships.  During the portion of the Covenant Period following the date of the Executive’s termination of employment, the Executive hereby agrees to take all actions and do all such things as may be reasonably requested by the Company from time to time to maintain for the Company the business, goodwill and business relationships with any of the Clients with whom the Executive worked during the Employment Period.

(f)   Prior Notice Required.  The Executive hereby agrees that prior to accepting employment with any other person or entity during the Covenant Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

(g)   Executive Covenants Generally.

(i)   The Executive’s covenants as set forth in this Section 9 are from time to time referred to herein as the “Executive Covenants.”   The Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the Executive Covenants to, among other things, protect the legitimate business interests of the Company and its affiliated companies, and that the Executive Covenants are reasonable in scope and in all other respects given the nature of the Executive’s duties and the nature of the Company’s and its affiliated companies’ businesses.

(ii)   If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(iii)   The Executive understands that the Executive Covenants may limit the Executive’s ability to earn a livelihood in a business similar to the business of the Company.

(h)   Remedies.  The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 9 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by the Executive to perform any of his obligations under this Section 9.  Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 9, to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law.  Furthermore, in addition to other remedies that may be available, the Company shall be entitled to specific performance and other injunctive relief, without the requirement to post bond  or other security or to show irreparable harm or lack of an adequate remedy at law.

10.   Successors.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

11.   Attorneys' Fees.     The Company agrees to pay as incurred (within ten business days of receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur (i)  in connection with the review and negotiation of this Agreement, subject to prior approval by the Company (which approval shall not be unreasonably withheld), and (ii) to enforce this Agreement or as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, or otherwise involving, any provision of this Agreement (whether such contest is between the Company and the Executive or between either of them and any third party), plus, in each case, Interest determined as of the date such legal fees and expenses were incurred.  In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 11 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

12.   Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

With a Copy To:	Stephen W. Skonieczny, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036-6797

If to the Company:	KBW, Inc. 787 Seventh Avenue New York, New York 10019 Attention: Mitchell B. Kleinman, Esq. Executive Vice President and General Counsel Facsimile: (212) 541-6668

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)            The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the Company shall have discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall such reimbursements and payments by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of such reimbursements, payments and in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the reimbursements and in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

(g)          Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.  From and after the date first written above, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Amended and Restated Employment Agreement, by and between the Company and the Executive, dated as December 31, 2008, as amended, which expires in accordance with its terms on January 31, 2010.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ANDREW M. SENCHAK

KBW, INC.

By
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